UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Corporate Executive Board Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement No.:

(3)	Filing party:

(4)	Date filed:

THE CORPORATE EXECUTIVE BOARD COMPANY
2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

Dear Stockholders:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006 on June 14, 2007, at 9:00 a.m. local time.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy card in the envelope provided.

Sincerely,

Thomas L. Monahan III
Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY
2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

May 1, 2007

Dear Stockholders:

We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Corporate Executive Board Company will be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, on June 14, 2007, at 9:00 a.m. local time. Only stockholders of record at the close of business on April 23, 2007 are entitled to vote at the Meeting. At the Meeting, we will ask stockholders to act on the following matters:

1.	Election of directors.

2.	To approve the Company’s 2004 Stock Incentive Plan as proposed to be amended.

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2007.

In addition, we will transact any other business that is properly presented at the Meeting.

Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the year ended December 31, 2006. Please use this opportunity to take part in The Corporate Executive Board Company’s affairs by voting your shares.

Whether or not you plan to attend the Meeting, please complete the enclosed proxy card and return it in the envelope provided.

Sincerely,

Timothy R. Yost
Chief Financial Officer and Assistant Secretary

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies	1
PROPOSAL NUMBER 1 Election of Directors	3
PROPOSAL NUMBER 2 Approval of the 2004 Stock Incentive Plan As Proposed to be Amended	5
PROPOSAL NUMBER 3 Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2007	13
Corporate Governance Matters	13
Audit Committee Report	17
Security Ownership of Certain Beneficial Owners and Management	18
Executive Officers	19
Compensation Discussion and Analysis	19
Compensation Committee Report	27
Executive Compensation:	27
Summary Compensation Table	27
Grants of Plan-Based Awards in 2006	29
Outstanding Equity Awards at December 31, 2006	30
Option Exercises and Stock Vested in 2006	31
Nonqualified Deferred Compensation in 2006	31
Potential Payments Upon Termination of Employment or a Change of Control	35
Other Matters	36
Appendix A	37

PROXY STATEMENT

Information About the Meeting, Voting and Proxies

Date, Time and Place of Meeting

The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company, to be held at our principal executive offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006 on June 14, 2007, at 9:00 a.m. local time, and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about May 1, 2007.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on April 23, 2007 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had 37,401,672 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding and entitled to vote at the Meeting on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that the six nominees with the most votes will be elected. Approval of Proposal Number 2 (approval of the 2004 Stock Incentive Plan as proposed to be amended) and Proposal Number 3 (ratification of independent registered public accounting firm) requires the affirmative vote of a majority of the total votes cast on the proposal (either in person or by proxy). In accordance with Delaware law, abstentions and broker non-votes are not considered votes cast and, therefore, will not affect the outcome of the vote on these matters.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company (the “Board”) for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal Number 1 below and in favor of Proposal Number 2 and Proposal Number 3. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2006 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to Timothy R. Yost, Chief Financial Officer and Assistant Secretary, The Corporate Executive Board Company, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, and must be received before the time that the proxy you wish to revoke is voted at the Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSAL NUMBER 1

Election of Directors

Our Board currently has six members.

The Nominating and Corporate Governance Committee of the Board has proposed and the Board has recommended that the six individuals currently serving as directors each be nominated for re-election to the Board at the Meeting. Each of the nominees has consented to serve if elected, and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting and entitled to vote on the election of directors, which means that the six nominees who receive the most votes will be elected.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders or until a successor is named and qualified.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

James J. McGonigle	43	Non-Executive Chairman of the Board	1998
Thomas L. Monahan III	40	Chief Executive Officer of the Company	2001
Robert C. Hall	75	Former Chairman of Harborside Plus, Inc.	1999
Nancy J. Karch	59	Director Emeritus, McKinsey & Company	2001
David W. Kenny	45	Chief Executive Officer of Digitas, Inc.	1999
Daniel O. Leemon	53	Retired former Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

James J. McGonigle has been our Chairman of the Board since March 2001 and a director since July 1998. Effective January 1, 2007, Mr. McGonigle became the Non-Executive Chairman of the Board. From July 1, 2005 until December 31, 2006, Mr. McGonigle served as the Company’s Executive Chairman of the Board. From July 1998 until July 2005, Mr. McGonigle served as our Chief Executive Officer. From the spin-off in October 1997 until July 1998, Mr. McGonigle was our General Manager, and from 1995 until the spin-off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by us in the spin-off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm. Mr. McGonigle serves as a Director of FactSet, an on-line investment research service. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School.

Thomas L. Monahan III has been a director since June 2001 and our Chief Executive Officer since July 1, 2005. From January 2001 until July 2005, Mr. Monahan served as the Company’s General Manager, Corporate Practice. From November 1998 until January 2001, Mr. Monahan served as one of our Executive Directors, Research, and from the spin-off until November 1998, he served as our Managing Director, Research. Prior to the spin-off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. Prior to January 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development and a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

Robert C. Hall has been a director since February 1999. Mr. Hall was the Chairman of Harborside Plus, Inc., a financial services company, from May 2004 to May 2005. From March 2001 to May 2004, Mr. Hall served as the President and Chief Executive Officer of Harborside Plus, Inc. From 1995 until his retirement in January 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing

Group, a division of The Thomson Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall received a B.S. from Iowa State University.

Nancy J. Karch has been a director since October 2001. Ms. Karch was a senior partner of McKinsey & Company from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus, McKinsey & Company and serves as a director of Liz Claiborne, Inc., apparel marketers, Genworth Financial, Inc., a provider of insurance and investment services, and Mastercard Incorporated, a payment-solutions company. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

David W. Kenny has been a director since February 1999. Mr. Kenny is the Chief Executive Officer of Digitas, Inc., a relationship marketing services firm. Mr. Kenny has been the Chairman of Digitas since December 1998 and Chief Executive Officer since September 1997. Prior to Digitas, Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm, from 1988 to 1997. Mr. Kenny received a B.S. from the General Motors Institute and an M.B.A. from Harvard Business School.

Daniel O. Leemon has been a director since October 2003. Mr. Leemon is currently retired from full-time employment. From September 1995 through June 2004, he was Executive Vice President and Chief Strategy Officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of the Executive Committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm. Prior to The Boston Consulting Group, Mr. Leemon held senior management positions with several consumer goods and retail start-ups. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

PROPOSAL NUMBER 2

Approval of the 2004 Stock Incentive Plan As Proposed to be Amended

At the Meeting, stockholders will be asked to approve The Corporate Executive Board Company 2004 Stock Incentive Plan as proposed to be amended (the “2004 Plan”). Three amendments to the 2004 Plan (the “Plan Amendments”) have been approved by the Board, subject to stockholder approval of the 2004 Plan as amended. These Plan Amendments:

•	increase the number of shares available for issuance under the 2004 Plan by 2,300,000 shares;

•	conform terms providing that awards granted under the 2004 Plan may become exercisable and/or vested upon death, disability, retirement or change of control; and

•	add “contract value” and “client renewal rate” as performance-based criteria that can be applied to awards for purposes of allowing for the awards’ deductibility under the Internal Revenue Code (the “Code”).

Stockholders approved the 2004 Plan at the annual meeting on July 28, 2004 and approved amendments to the 2004 Plan at the annual meeting on June 23, 2005. Other than making the change described above, the Plan Amendments do not alter or change any terms of the 2004 Plan. Accordingly, as proposed to be amended, the 2004 Plan prohibits:

•	Granting stock options or stock appreciation rights (“SARs”) with an exercise or strike price below market price on the date of grant.

•	Granting stock options or SARs that are exercisable sooner than one (1) year after the date of grant, except in the event of death, disability, retirement or a change of control.

•	Granting stock options or SARs with a term of more than seven (7) years.

•	Granting restricted stock or restricted stock units (“RSUs”) that are scheduled to become fully vested in less than three years or, if vesting is based on satisfaction of performance conditions, that are scheduled to vest based on performance over a period of less than one year, in each case except in the event of death, disability, retirement or a change in control.

•	Re-pricing stock options or SARs without stockholder approval.

•	Counting shares that are not issued upon the net settlement or net exercise of stock options or SARs, as well as shares delivered to or retained by the Company to pay the exercise price or withholding taxes related to an award, as becoming available for additional grants under the 2004 Plan.

At April 23, 2007, there were 4,158,822 shares subject to issuance upon exercise of outstanding equity awards under all of our stock-based compensation plans, at a weighted average exercise price of $62.20 per share, and with a weighted average remaining life of 5.3 years. Included in the shares subject to issuance described above, are 118,142 shares related to RSUs that may be delivered in the future upon satisfaction of applicable vesting requirements. These shares have no exercise price and therefore are not accounted for in the calculation of weighted average exercise price. A total of 1,327,939 shares remain available for grant under the 2004 Plan at April 23, 2007, including outstanding RSUs on a 2.5-to-1 share basis. The closing price of a share of our common stock was $73.74 on April 23, 2007.

Summary of Key Terms of the 2004 Plan

The 2004 Plan allows for awards of stock options, SARs, restricted stock, RSUs, deferred stock units and incentive bonuses. The following is a description of the Plan Amendments and the 2004 Plan. The full text of the 2004 Plan, as amended by the Plan Amendments, is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2004 Plan set forth in Appendix A.

The Plan Amendments

Increase in Shares Authorized:  The Plan Amendments increase the number of shares potentially issuable under the 2004 Plan by 2,300,000 shares. Equity awards are a centerpiece of the Company’s incentive compensation program for key employees. We believe that past grants have been critical in attracting and retaining talented employees and officers, aligning their interests with those of stockholders, and focusing key employees on the long-term growth of the Company. Approval of the Plan as proposed to be amended will permit the Company to continue to use stock-based compensation to align stockholder and employee interests and to motivate officers, directors and key employees. As discussed below, the 2004 Plan has provisions under which awards other than stock options and SARs count against the number of shares available under the 2004 Plan on a 2.5-to-1 share basis, and the 2004 Plan has share counting provisions that prevent shares that were subject to certain awards from again becoming eligible for grants under the 2004 Plan.

Conforming Provisions regarding Early Vesting upon Certain Events:

The 2004 Plan sets minimum vesting provisions on equity awards granted under it, subject to certain narrow exceptions. However, those exceptions vary slightly among different types of awards. Specifically, prior to the Plan Amendments, the 2004 Plan provides that equity awards granted to participants other than non-employee directors can have the following vesting provisions:

•	the exercisability of stock options and SARs may be accelerated in the event of the participant’s death or total and permanent disablement (as defined in the 2004 Plan) or a change of control (as defined in the applicable award agreement), and

•	the grant, issuance, retention, vesting or settlement of restricted stock and RSUs may be accelerated upon a participant’s death, disability or retirement (as defined in the 2004 Plan), in each case as specified in the award agreement.

The Plan Amendments revise these terms so that regardless of the type of equity award and for any participant, the award agreement may provide for acceleration upon or in connection with a participant’s death, total and permanent disablement (as defined in the 2004 Plan), retirement (as defined in the 2004 Plan) or a change of control (as defined in the applicable award agreement).

Amending the Stockholder-Approved List of Qualified Performance-Based Conditions:

The Board believes that it is in the best interests of the Company and its stockholders to provide for a stockholder-approved plan under which awards can qualify for deductibility for federal income tax purposes. Accordingly, the Company has structured the 2004 Plan (including as proposed to be amended) in a manner such that payments under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to certain executive officers. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include (a) the employees eligible to receive compensation under the plan, (b) a description of the business criteria on which the performance goal is based, and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. The Plan Amendments add two business criteria on which performance goals can be based: “contract value” and “client renewal rate.” These performance criteria and the other material terms are discussed below. Stockholder approval of the 2004 Plan as amended is designed to constitute approval of each of these aspects of the 2004 Plan for purposes of the approval requirements of Section 162(m) of the Code.

General Terms of the 2004 Plan

2004 Plan Term:  July 28, 2004 to July 28, 2014.

Award Types:  Stock options, SARs, restricted stock, RSUs, deferred stock units and incentive bonuses may be awarded under the 2004 Plan.

Individual Annual Award Limits:  For participants other than non-employee directors, the limits are:

•	Stock options and SARs: 500,000 shares

•	Other stock awards: 200,000

•	Incentive Bonus: $4,000,000, if such bonus is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Individual Annual Award Limits to Non-Employee Directors: For non-employee directors, the individual annual award limits are:

•	Stock options and SARs: 30,000 shares

•	Other stock awards: 12,000 shares

However, in the calendar year in which a non-employee director first joins the Board, he or she may receive awards up to two hundred percent (200%) of the number of shares set forth in the foregoing limits.

Eligibility:  The 2004 Plan provides that any current or prospective officers or employees of the Company and its subsidiaries, any non-employee directors (meaning persons who are or have been elected to be members of the Board and who are not employees of the Company or any subsidiary) and any other person who provides consulting, advisory or other services to the Company or any subsidiary (“service provider”) are eligible to receive awards under the 2004 Plan, except that the total number of shares that may be issued under awards granted to service providers may not exceed 100,000 shares in the aggregate. Although the Company has not previously granted shares to consultants or other outside service providers, the 2004 Plan authorizes the Company to do so in order to be able to accommodate any unique opportunities or needs that may arise. The Plan Administrator determines which eligible participants will receive awards under the 2004 Plan. From the date the 2004 Plan was first approved by stockholders through April 23, 2007, the Company has granted, net of cancellations, awards covering 2,755,783 shares under the 2004 Plan (including outstanding RSUs on a 2.5-to-1 share basis), of which 24,312 were subject to awards granted to non-employee directors and 849,375 were subject to awards granted to current executive officers, including Mr. McGonigle former Executive Chairman and current Non-Executive Chairman and Mr. van Bever who is no longer a Section 16 officer. Of these grants, the executive officers named in the Summary Compensation Table in this proxy statement have been granted awards covering the following number of shares: 80,000 shares as to Mr. McGonigle, 293,750 shares as to Mr. Monahan, 131,250 shares as to Mr. Archer, 10,000 shares as to Mr. van Bever and 80,625 shares as to Mr. Yost.

Shares Authorized:  The Plan Amendments increase the number of shares potentially issuable under the 2004 Plan by 2,300,000 shares. Prior to the Plan Amendments, the 2004 Plan authorized the issuance of awards covering 4,000,000 shares plus any shares subject to outstanding awards under the 1999 Stock Option Plan, the 2001 Stock Option Plan, or the 2002 Plan (collectively, the “Prior Plans”) that, on or after June 11, 2004, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares), up to an aggregate maximum of 9,400,000 shares.

Share Formula:  Each share issued under awards other than stock options or SARs count against the number of shares available under the 2004 Plan as two and one-half (2.5) shares. Shares issued under stock options or SARs count against the shares available under the 2004 Plan on a one share-for-share basis.

Share Counting Provisions:  The number of shares considered issued under the 2004 Plan equals the number of shares issued upon exercise or settlement of an award and shall not include the number of shares returned to the Company upon cancellation, expiration or forfeiture of an award. The 2004 Plan provides that shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award and unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option count against the number of shares authorized for issuance under the 2004 Plan and do not again become available for issuance as future awards under the 2004 Plan.

Administration:  The 2004 Plan is administered by the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself (the “Administrator”). Under the NASDAQ Stock Market, Inc. (“NASDAQ”) rules, members of the Compensation Committee are required to satisfy NASDAQ’s standards for independence, subject to certain narrow exceptions. The Administrator may delegate various functions to subcommittees or certain officers of the Company. Subject to the provisions of the 2004 Plan, the Administrator has the power:

•	to prescribe, amend and rescind rules and regulations relating to the 2004 Plan and to define terms not otherwise defined therein;

•	to determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted hereunder and the timing of any such awards, and to grant awards;

•	to determine the terms and conditions thereof, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors;

•	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	to prescribe and amend the terms of the agreements or other documents evidencing awards made under the 2004 Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by participants under the 2004 Plan;

•	to establish the terms of adjustments required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off or dividend (other than regular, quarterly cash dividends);

•	to interpret and construe the 2004 Plan, any rules and regulations under the 2004 Plan and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

•	to make all other determinations deemed necessary or advisable for the administration of the 2004 Plan.

Stock Options:  Under the terms of the 2004 Plan, the exercise price for stock options must equal the fair market value of the Company’s common stock on the date of grant, the vesting period must be no earlier than one year from the date of grant (except upon a change of control or termination of employment due to death or disability or, under the Plan Amendment, upon retirement) and stock options may be for a term of no more than 7 years. Otherwise, the Administrator has discretion to determine the number of shares subject to an option (subject to the 2004 Plan’s stated limits), the vesting, expiration and forfeiture provisions for stock options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the 2004 Plan. Stock options granted under the 2004 Plan may be either incentive stock options qualifying under Code Section 422 (“ISOs”) or stock options that are not intended to qualify as incentive stock options (“NQSOs”). ISOs may only be granted to employees (and not to non-employee directors). The exercise price of an option may be paid through various means acceptable to the Administrator, including in cash or by delivering to the Company the proceeds of shares of the Company’s stock issuable under an option. The 2004 Plan prohibits repricing stock options without stockholder approval.

Stock Appreciation Rights:  A stock appreciation right provides the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted. SARs may be paid in stock, cash or a combination thereof. SARs may be granted either in tandem with or as a component of other awards granted under the 2004 Plan or not in conjunction with other awards and may, but need not, relate to a specific option. SARs are generally subject to the same terms and limitations as stock options, including the fact that the 2004 Plan prohibits repricing SARs without stockholder approval.

Restricted Stock and Restricted Stock Units:  Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are specified by the Administrator. The Administrator has discretion to determine the terms of any restricted stock award, including the number of shares subject to a restricted stock award (subject to the 2004 Plan’s stated limits), the price (if any) paid for restricted stock or RSUs, and the minimum period over which restricted stock may vest, which must cover at least a three-year period, unless the grant, issuance, vesting or retention of the award is contingent upon satisfaction of a performance criteria over at least a one-year period. In each case, these minimum vesting conditions are subject to exceptions upon the participant’s death, disability or retirement or, under the Plan Amendment, in connection with a change of control.

Deferred Stock:  Deferred stock allows for “stock units,” which are a bookkeeping entry representing an amount equivalent to the right to receive shares of common stock or the fair market value of shares of common stock, which may be settled in common stock or otherwise as determined by the Administrator. Deferred stock units may be issued upon exercise of stock options or SARs, may be issued in settlement of restricted stock or RSUs and may be granted in payment and satisfaction of incentive bonus awards or other compensation arrangements.

Incentive Bonuses:  The 2004 Plan authorizes the grant of incentive bonuses pursuant to which a participant may become entitled to receive an amount, which may be paid in cash or stock, based on satisfaction of certain criteria. The Administrator has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the 2004 Plan’s stated limits), the performance period, which must be not less than one year, and criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the 2004 Plan. The Administrator may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using “Qualifying Performance Criteria” described below.

Qualifying Performance Criteria:  The Administrator may establish performance criteria and levels of achievement versus such criteria that shall determine the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the award is granted. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

Qualifying Performance Criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Administrator in the award:

• contract value	• client renewal rate
• cash flow (before or after dividends)	• revenue
• return on operating revenue	• income or net income
• stock price	• operating income
• return on equity	• operating profit or net operating profit
• total stockholder return	• operating margin or profit margin
• return on capital (including return on total capital or return on invested capital)	• earnings per share (including earnings before interest, taxes, depreciation and amortization)
• return on assets or net assets	• cash from operations
• market capitalization	• operating ratio
• economic value added	• operating revenue
• debt leverage (debt to capital)	• customer service

The Plan Amendments add contract value and client renewal rate to this list of performance criteria. For this purpose, “contract value” is defined as the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and “client renewal rate” is defined as the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

The Administrator shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•	any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Form 10-K or Forms 10-Q filed with the SEC for the applicable year.

Transferability:  Awards are generally only transferable by a recipient’s last will and testament and by the applicable laws of descent and distribution, unless provided otherwise by the Administrator.

Change of Control:  Under the 2004 Plan, the Administrator has discretion to provide that awards vest upon a change of control and to define what events constitute a change of control.

Adjustments:  In the event that the number of shares of common stock shall be increased or decreased through reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, the Administrator shall equitably adjust the number and kind of shares granted under the 2004 Plan, the number and kind of shares subject to outstanding stock options and restricted stock awards, the exercise price of outstanding stock options, and the number and kind of shares subject to the various limitations under the 2004 Plan.

Amendments:  The Board may terminate, amend or discontinue the 2004 Plan and the Administrator may amend or alter any agreement or other document evidencing an award made under the 2004 Plan, provided that no action may be taken by the Board (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

•	Increase the maximum number of shares that may be issued under the 2004 Plan;

•	Permit granting of stock options at less than fair market value;

•	Reduce the exercise price of outstanding stock options;

•	Extend the term of the 2004 Plan;

•	Change the class of individuals eligible for the 2004 Plan;

•	Otherwise amend the 2004 Plan in any manner requiring stockholder approval by law or under the NASDAQ listing requirements;

•	Increase the individual annual award limitations; and

•	Impair the rights of any award holder without his or her consent (unless the Administrator determines prior to any change of control that the amendment or alteration is required or advisable in certain situations).

Tax Consequences of the 2004 Plan

The following discussion of the federal income tax consequences of the 2004 Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the 2004 Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Stock Options:  ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

Only employees, and not non-employee directors, can be granted ISOs. An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee generally will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee’s adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the stock options must satisfy various conditions (e.g., the limitation of $100,000 of stock underlying ISOs that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described in the next paragraph.

An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Appreciation Rights:  The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain (or loss) equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock and Restricted Stock Units:  Grantees of restricted stock or RSUs do not recognize income at the time of the grant of such restricted stock or RSUs. However, when the restricted stock or RSUs vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction.

Deferred Stock:  A participant generally should not recognize any income with respect to deferred stock until shares are actually delivered to the participant in settlement thereof. At that time, the participant will generally recognize ordinary income equal to the fair market value of any shares received. The Company will be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of the shares generally will give rise to capital gain (or loss) equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains (or losses) if the participant held the shares for more than one year.

Incentive Bonuses:  A participant will not have taxable income upon the grant of a contingent right to an incentive bonus. Rather, taxation will be postponed until the incentive bonus becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

Company Deduction and Section 162(m):  For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the four highest compensated officers (other than the chief executive officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1 million for each such individual except to the extent that such compensation is “performance-based compensation.” The Company intends that NQSOs and ISOs granted under the 2004 Plan be eligible to qualify as performance-based compensation. The Administrator may establish performance conditions and other terms with respect to grants of restricted stock, RSUs and incentive bonuses and take other steps under the 2004 Plan in order to allow such awards to qualify as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Administrator will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Administrator will certify the extent to which the Qualifying Performance Criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation. However, a number of requirements must be met in order for particular awards to qualify as performance-based compensation under Section 162(m), so there can be no assurance that awards granted under the Plan will be fully deductible under all circumstances. In addition, neither the terms of the 2004 Plan nor stockholder approval of this proposal require awards to qualify as performance-based compensation.

Tax Withholding:  To the extent required by applicable federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an award.

Equity Compensation Plan Information

At April 23, 2007, there were 4,158,822 shares subject to issuance upon exercise of outstanding equity awards under all of our stock-based compensation plans, at a weighted average exercise price of $62.20 per share, and with a weighted average remaining life of 5.3 years. Included in the shares subject to issuance described above, are 118,142 shares related to RSUs that may be delivered in the future upon satisfaction of applicable vesting requirements. These shares have no exercise price and therefore are not accounted for in the calculation of weighted average exercise price. A total of 1,327,939 shares remain available for grant under the 2004 Plan at April 23, 2007, including outstanding RSUs on a 2.5-to-1 share basis.

The following table provides information about the securities authorized for issuance under our equity compensation plans at December 31, 2006.

Equity Compensation Plan Information

	(A)	(B)	(C)
Number Of
	Securities To Be		Number of Securities
	Issued Upon		Remaining Available
	Exercise Of	Weighted-Average	For Future Issuances under
	Outstanding	Exercise Price Of	Equity Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
Plan Category	And Rights	Warrants And Rights	Reflected In Column (A))

Equity compensation plans approved by stockholders	2,782,165	$64.63	1,886,771
Equity compensation plans not approved by stockholders(1)	834,235	39.15	—

Total	3,616,400	$58.75	1,886,771

(1)	See Note 16 to our audited financial statements for the year ended December 31, 2006 for a narrative description of the 2002 Non-Executive Stock Incentive Plan, which was not approved by our stockholders.

Vote Required for Approval

The affirmative vote of a majority of the total votes cast on the proposal is required to approve adoption of the Plan Amendments. If stockholders do not approve the 2004 Plan as amended, the 2004 Plan will continue to operate under the terms in effect prior to the Plan Amendments. Unless marked to the contrary, proxies received will be voted FOR approval.

The Board of Directors of the Company recommends a vote FOR adoption of the amendments to the 2004 Stock Incentive Plan.

PROPOSAL NUMBER 3

Ratification of the Appointment of Ernst & Young LLP
as Independent Registered Public Accounting Firm for the Year Ended December 31, 2007

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and the audit of management’s assessment of and the Company’s internal control over financial reporting for the year ended December 31, 2007, and as a matter of good corporate governance we are asking stockholders to ratify this selection. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2007 requires the affirmative vote of a majority of the votes cast.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2007.

Independent Registered Public Accounting Firm’s Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2005	2006

Audit fees	$345,000	$399,000
Audit-related fees	21,000	24,000
Tax fees	42,000	46,000
All other fees	—	—

Total	$408,000	$469,000

Audit Fees:  Audit fees were for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services in connection with our statutory and regulatory filings in 2005 and 2006. Also included are fees associated with the audit of management’s assessment of and the Company’s internal control over financial reporting, comfort letters and consent procedures.

Audit-Related Fees:  Audit related fees were primarily for benefit plan audits.

Tax Fees:  Tax fees were for services related to tax compliance, consulting and planning services rendered in 2005 and 2006.

All Other Fees:  We did not incur fees for any services, other than the fees disclosed above relating to audit, audit-related and tax services in 2005 and 2006.

Corporate Governance Matters

Director Independence

The Board has determined that each of the following directors has no material relationship with the Company and is independent within the meaning of NASDAQ director independence standards: Messrs. Hall, Kenny, and Leemon, and Ms. Karch. In assessing independence, the Board considered that Ms. Karch serves on the board of directors of three companies that are members of the Company’s programs and that Mr. Kenny is a director and executive officer of a company that is a member of the Company’s programs, but the fees received from each of these companies represented less than 2% of the Company’s revenues for the year ended December 31, 2006.

Board of Directors Meetings and Committees

During 2006, the Board met six times and took action by unanimous written consent on a number of occasions. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served that were held during their terms of office. As set forth in the Company’s Corporate Governance Principles, the Board meets in regularly scheduled executive sessions at least two times per year. These sessions, which are attended only by the Board’s independent directors, are chaired by the chairperson of the Nominating and Corporate Governance Committee.

The Board has three standing committees — the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The role of each of the committees is governed by a charter adopted by the Board, copies of which are available on the Company’s website at http//www.executiveboard.com/EXBD/, by following the link to “Investors” and then to “Corporate Governance.”

Audit Committee.  The members of our Audit Committee are Mr. Hall, Ms. Karch and Mr. Kenny. Mr. Hall serves as chairperson of the committee. The Audit Committee, among other things: is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm; approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm; reviews with the independent registered public accounting firm and management our internal controls; reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and oversees our compliance systems and codes of conduct. Consistent with NASDAQ listing standards, the Company has procedures in place under which transactions that would be considered “related person transactions” under SEC rules are subject to review by the Audit Committee of the Board, which may approve, ratify or act otherwise as it determines appropriate with respect to any such transactions. Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ listing standards. The Board has determined that all of the Company’s Audit Committee members are financially literate and has determined that Mr. Hall meets the qualifications of an “Audit Committee financial expert” as defined under SEC rules. The Audit Committee met eight times during 2006.

Compensation Committee.  The members of our Compensation Committee are Mr. Hall, Mr. Kenny and Mr. Leemon. Mr. Kenny serves as chairperson of the committee. The Compensation Committee, among other things: reviews and makes recommendations to the Board with respect to the compensation of the Chairman of the Board, the Chief Executive Officer and the directors; establishes the compensation for other executive officers; and administers and oversees our stock-based compensation plans. Each of the members of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. During 2006, Watson Wyatt & Company was retained by the Company to advise on the form and/or amount of executive compensation. For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee met five times during 2006.

Nominating and Corporate Governance Committee.  The members of our Nominating and Corporate Governance Committee are Ms. Karch and Mr. Leemon. Ms. Karch serves as chairperson of the committee. The Nominating and Corporate Governance Committee, among other things: reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues; annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole; annually presents to the Board a list of individuals recommended to be nominated for election to the Board; reviews, evaluates and recommends changes to the Company’s Corporate Governance Principles; and recommends to the Board individuals to be elected to fill vacancies and newly created directorships. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Nominating and Corporate Governance Committee met eight times during 2006.

Compensation of the Board

The Board or, to the extent authorized by the Board, the Compensation Committee, sets directors’ compensation under the Company’s equity compensation plans and determines any other arrangements as the Compensation Committee determines to be appropriate. Each director who is not an employee receives an initial grant of stock options to purchase 30,000 shares of common stock upon election as a non-employee director. In March 2006, non-employee directors received a grant of 2,005 SARs and 538 RSUs. The SARs require mandatory net share settlement and therefore represent the right to receive, upon exercise, a number of shares with a value equal to the excess of the fair market value of the number of shares subject to the SARs on the date of exercise over the exercise price. In addition, non-employee directors received a $20,000 annual retainer for their services in 2006. Directors who are employees of the Company do not receive additional compensation for their service on the Board. Compensation paid to Mr. McGonigle and Mr. Monahan in their capacities as officers in 2006 is described in the “Summary Compensation Table.”

2006 Director Compensation

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(2)	($)(3)	($)

Robert C. Hall	20,000	10,198	39,706	69,904
Nancy J. Karch	20,000	10,198	39,706	69,904
David W. Kenny	20,000	10,198	39,706	69,904
Daniel O. Leemon	20,000	10,198	39,706	69,904
Russell P. Fradin(1)	20,000	—	5,526	25,526

(1)	Mr. Fradin resigned as a director of the Company effective September 6, 2006. All unvested share-based awards were cancelled.

(2)	Amounts reflect the compensation cost for RSUs recognized in 2006 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123(R)”), excluding assumptions for forfeitures. The Company does not pay dividend equivalents on unvested RSUs. Each of the non-employee directors received 538 RSUs in 2006 with an aggregate grant date fair value of $51,000. The aggregate number of RSUs held at December 31, 2006 was as follows: Mr. Hall (538), Mrs. Karch (538), Mr. Kenny (538), and Mr. Leemon (538).

(3)	Amounts reflect the compensation cost for SARs and stock options recognized in 2006 for financial statement purposes in accordance with FAS 123R, excluding assumptions for forfeitures. Each of the non-employee directors received 2,005 SARs in 2006 with an aggregate grant date fair value of $52,500. The aggregate number of SARs held by the non-employee directors at December 31, 2006 was as follows: Mr. Hall (2,005), Mrs. Karch (2,005), Mr. Kenny (2,005), and Mr. Leemon (2,005). The aggregate number of stock options held at December 31, 2006 was as follows: Mr. Hall (5,000), Mrs. Karch (41,000), Mr. Kenny (66,000), and Mr. Leemon (84,240).

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended to be a nominee, along with information demonstrating their own stock ownership, to The Corporate Executive Board Company, Attn: Corporate Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006. Director candidates recommended by stockholders are evaluated in the same manner as director candidates received from other sources. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. In 2006, the Nominating and Corporate Governance Committee retained an independent search firm which is continuing to assist it in identifying potential director candidates.

The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. The

Board seeks to include directors with diverse experience in areas relevant to the Company’s business. The Company also seeks directors with the highest standards of ethics and integrity, sound business judgment and the willingness to make a strong commitment to the Company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Additional Corporate Governance Information

The “Investors” link on the Company’s website at http//www.executiveboard.com/EXBD/ contains additional information on the Company’s corporate governance practices, under the heading “Corporate Governance.” The website includes the Corporate Governance Principles adopted by our Board, information on the number of directors who attended the Company’s most recent Annual Meeting and a copy of The Corporate Executive Board Company Code of Ethics for Directors, Officers and Employees. To the extent permitted by SEC rules and the NASDAQ listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics at this location on our website. The Company does not have a written policy on director attendance at the Company’s Annual Meetings of Stockholders.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a stockholder of The Corporate Executive Board Company. The Corporate Secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The Corporate Secretary will review all communications from our stockholders, and communications relevant to our business and operations (as determined by the Corporate Secretary) will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

Audit Committee Pre-Approval Policy

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company and an audit report on management’s assessment of internal control over financial reporting, and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the year ended December 31, 2006 (the “Audited Financial Statements”) and management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2006. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with them their independence from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Robert C. Hall, Chairperson
Nancy J. Karch
David W. Kenny

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 23, 2007, by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Officer (as defined in the section of this Proxy Statement entitled “Executive Officers”), (iii) each director or director nominee and (iv) all current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner, each Named Officer, and director nominee is The Corporate Executive Board Company, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006.

	Amount and Nature of
	Beneficial Ownership(1)		Total Equity Stake(2)
Name of Beneficial Owner	Number	Percent	Number	Percent

James J. McGonigle	145,060	*	221,622	*
Thomas L. Monahan III	205,879	*	322,285	*
Robert C. Hall	3,135	*	7,264	*
Nancy J. Karch	39,135	*	43,264	*
David W. Kenny	64,135	*	65,455	*
Daniel O. Leemon	82,375	*	86,504	*
Michael A. Archer	99,175	*	152,612	*
Timothy R. Yost	61,867	*	100,772	*
Glenn R. Tobin(3)	45,000	*	117,500	*
Melody L. Jones(3)	9,375	*	42,500	*
Morgan Stanley(4)	6,156,270	16.5%	6,156,270	16.0%
Oppenheimer Funds, Inc.(5)	2,028,822	5.4%	2,028,822	5.3%
All current directors and executive officers as a group (10 people)	755,136	2.0%	1,159,778	3.0%

*	Indicates ownership of less than 1%.

(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Beneficial ownership includes all stock options, SARs and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 23, 2007 (which would be June 22, 2007) as follows: Mr. McGonigle, 112,500 shares; Mr. Monahan 173,750 shares; Mr. Hall, 2,000 shares; Ms. Karch, 38,000 shares; Mr. Kenny, 63,000 shares; Mr. Leemon, 81,240 shares; Mr. Archer, 85,796 shares; Mr. Yost, 49,062 shares; Mr. Tobin, 43,750 shares; Mrs. Jones, 8,750 shares and all current directors and executive officers as a group, 657,848 shares.

(2)	The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days.

(3)	Mr. Tobin and Mrs. Jones became executive officers in March 2007.

(4)	Based solely upon Amendment No. 3 to Schedule 13G filed on February 14, 2007. This holder has sole voting power and sole dispositive power over 6,039,495 and 6,156,270 of these shares, respectively; and shared voting power and shared dispositive power over 3,257 and zero of these shares, respectively. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(5)	Based solely upon Schedule 13G filed on February 6, 2007. This holder has sole voting and dispositive power over zero of these shares and shared voting and dispositive power over 2,028,822 of these shares. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.

Executive Officers

The following table shows the Company’s executive officers at December 31, 2006:

			Officer
Name of Officer	Age	Position	Since

James J. McGonigle	43	Executive Chairman of the Board	1998
Thomas L. Monahan III	40	Chief Executive Officer	2001
Michael A. Archer	43	President, Marketing and International	2002
Derek C. M. van Bever	49	Chief Research Officer	1997
Timothy R. Yost	35	Chief Financial Officer	2002

James J. McGonigle’s business experience is listed above in the section titled “Directors/Nominees.”

Thomas L. Monahan III’s business experience is listed above in the section titled “Directors/Nominees.”

Michael A. Archer has been our President, Marketing and International since July 1, 2005. From November 2002 until July 2005, Mr. Archer served as the Company’s Chief Marketing Officer. Mr. Archer joined the Company in March 2002 as our General Manager, Sales and Marketing. From 1989 through March 2002, Mr. Archer held various positions of increasing responsibility at Dun & Bradstreet, Inc., including Senior Vice President — Major Markets. Mr. Archer received a B.A. and an M.B.A. from the University of California at Los Angeles.

Derek C. M. van Bever has been our Chief Research Officer since the spin-off in October 1997. From 1995 through the date of the spin-off, he served as the Chief Research Officer of the business assumed by us in the spin-off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and an M.B.A. from Harvard Business School.

Timothy R. Yost has been our Chief Financial Officer since September 2002. Mr. Yost joined the Company in January 1997, and has held a variety of financial positions of increasing responsibility, including Senior Director, Finance. Prior to 1997, Mr. Yost served as an equity analyst with Chapin, Davis. Mr. Yost received a B.B.A. from Loyola College and an M.S. from the George Washington University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater than 10% stockholders to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we acknowledge that the following Section 16(s) filings were not filed within two business days following the underlying transaction:

Name of Filer	Form	Number of Transactions	Date of Transaction	Date of Filing

Michael A. Archer	4	1	March 30, 2006	October 26, 2006

Compensation Discussion and Analysis

This section provides information regarding the compensation and benefit programs for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three most highly-compensated executive officers other than the CEO and CFO, in 2006. Together, these individuals comprise the “named executive officers” (“NEOs”). We have included information regarding, among other things, our compensation philosophy, the overall objectives of our compensation program, and each element of compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by increasing both revenue and profit over the long term. The Compensation Committee of our Board, composed of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board.

The Compensation Committee has worked with the Company’s CEO, CFO and Chief Human Resources Officer (“CHRO”) to design compensation programs that encourage high performance, promote accountability, and assure that executive interests are aligned with the interests of our stockholders.

The primary objectives of our executive compensation policies are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- versus longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific programs is based upon the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Equity-based compensation, including stock options and SARs, have regularly represented a significant portion of total compensation. With stock options and SARs, executives only benefit if our stock price appreciates from the date of grant of the award. Additionally, our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and that are critical to our ongoing success.

Competitiveness

Based on competitive market data, we believe that our total target cash compensation for NEOs is highly competitive with the 75th percentile of the peer group data specific to each position. In some instances, however, we may provide total compensation above or below the 75th percentile for a particular position, based on a variety of factors, including the executive’s operating responsibilities, management level, or unique contribution in the time period under question. In general, our long-term equity-based incentive compensation for NEOs over the last three years has been higher than the peer group data specific to each position, reflecting our superior growth and total return over this three-year period.

Benefit programs are designed to provide competitive levels of protection and financial security, and are not based on performance.

Cost

Compensation and benefit programs are designed to be cost effective while still ensuring that the interests of our employees are maintained. While paying highly competitive cash and stock-based compensation, we do not offer expensive post-employment programs and provide few perquisites and other personal benefits.

Comparator Group

In order to gather robust data for assessing competitiveness of NEO compensation, in 2006 our compensation consultant, Watson Wyatt, collected both published survey data from various survey sources as well as proxy data from a peer group of similar organizations developed in conjunction with the Compensation Committee. Peer group companies consist of publicly-traded professional services/consulting companies with annual revenues of approximately 50% — 200% of our revenue. The peer group consists of The Advisory Board Company, Diamond Management & Technology Consultants, Inc., Digitas Inc., Exponent, Inc., Huron Consulting Group Inc., ICF International, Inc., Keane, Inc., LECG Corporation and Navigant Consulting, Inc.

Watson Wyatt analyzed competitive compensation levels for comparable executive positions in the peer group. Their market analysis examined base salary, total cash compensation and total direct compensation, which includes equity-based components of compensation.

Elements of Total Compensation

The compensation package for our NEOs consists primarily of four components: base salary, a potential cash bonus under our Annual Incentive Plan, equity participation in the form of both SARs and RSUs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends officer salary levels (other than for himself) to the Compensation Committee for approval based upon responsibility and individual performance, market salary data, defined salary ranges assigned to the positions and internal equity considerations. The Compensation Committee makes CEO salary recommendations to the independent members of the Board for approval based on Company and individual performance, market salary data, defined salary ranges assigned to the position and equity considerations.

When determining base salary increases or decreases, the Compensation Committee or the independent members of the Board (in the case of the CEO) take into consideration these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, and past and future contributions to our success.

The base salaries for each of the NEOs in 2006 was as follows (with the percentage increase or decrease in parenthesis from base salaries in 2005): Mr. McGonigle — $480,000 (-11%), Mr. Monahan — $550,000 (7%), Mr. Archer -$436,667 (5%), Mr. van Bever — $430,000 (0%) and Mr. Yost — $375,000 (10%). The decrease in Mr. McGonigle’s base salary in 2006 from 2005 and increase in Mr. Monahan’s base salary reflect Mr. Monahan’s assumption of a full year of duties as Chief Executive Officer in 2006.

For our Chairman, CEO and President, Marketing and International, the amount of cash compensation that is provided in the form of salary is less, assuming “Correct” performance levels are met (as discussed below), than the amount that is provided in the form of bonuses under our annual bonus plan. This weighting reflects our guiding principle that a substantial amount of total compensation should be tied to Company and individual performance goals.

Non-Equity Incentive Compensation

The Compensation Committee reviews and approves annual performance goals for the Chairman, CEO, CFO, and all other executive officers. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on our short-and long-term business results.

The Compensation Committee establishes an annual bonus pool for each individual executive officer based upon our overall performance against pre-determined Company-level performance goals. The Compensation Committee then assesses how each executive officer has performed, relative to his individual performance goals, to determine the portion of his annual bonus pool he will receive. The performance assessment of each executive officer includes a qualitative and quantitative review. The Compensation Committee designs the annual bonus plan for NEOs, and other executive officers, to provide competitive incentive compensation at a target incentive payout percentage ranging from 50-110% of base salaries.

For 2006, the CEO’s annual incentive plan was based upon performance against pre-established financial, human capital, and operational metrics. The Compensation Committee reviewed performance against these objectives and determined the appropriate incentive payments. At a “Correct” level of Company and individual performance, the CEO’s target incentive compensation is 110% of base salary. The other NEOs’ annual bonus pool was based upon the Company’s performance level against pre-defined revenue performance goals derived from the following three components: (i) new customer sales in 2006; (ii) annual renewal rates for 2005 customers who renewed their contracts in 2006; and (iii) average 2006 annual customer contract price increases over average 2005 annual customer contract prices. The size of each executive officer’s annual bonus pool is based upon a pre-defined target incentive payout percentage of base salary (Columns B and C, below) corresponding to the Company’s actual performance level (Column A, below) for 2006, as summarized below:

	Target Incentive Payout
	Percentage of Base Salary
2006 Company	President-Marketing &	The CFO and Other
Performance Level	International	Executive Officers
(Column A)	(Column B)	(Column C)

“Worthy”	181%	60%
“Correct”	139%	50%
“Must Hit”	88%	40%
“Near Miss”	0%	15%
“Bad Miss”	0%	0%

For 2006, the Compensation Committee also established, with input from the CEO and CHRO, individual qualitative and quantitative performance goals for these executive officers. These goals are comprised of both individual and functional goals, and each executive officer’s share of his annual bonus pool is a function of performance against these goals, as described below:

(i) Individual goals:  Evaluation of the executive’s performance against pre-defined performance goals, the relative size of the business or function managed, and degree to which performance across the year provided new opportunities to the Company. Based upon input from the CEO, the Compensation Committee assigns a percentage representing the executive’s actual performance against this component of the pre-determined performance goals. (See example below.)

(ii) Functional goals:  Performance of the executive’s respective function against pre-determined annual goals will determine the Performance Level Multiplier (Column B below) multiplied against the individual goal percentage, as illustrated in the following example. The multiplier is pre-defined and corresponds to the actual performance of the executive’s respective functional area (Column A below), as follows:

Functional Goals	Performance Level Multiplier
(Column A)	(Column B)

“Worthy”	2.0x
“Correct”	1.5x
“Must Hit”	1.0x
“Near Miss”	0.5x
“Bad Miss”	0.0x

For illustrative purposes, and assuming that the calculation is for an executive officer who is classified within the category of The CFO and Other Executive Officers, if the Company achieves a “Correct” level of performance, the individual’s annual bonus pool is set at the Target Incentive Payout Percentage of 50% of the executive’s annual base salary. In addition, if the executive achieved 80% of his Individual Goals and achieved the “Correct Level” of performance for his Functional Goals, his annual bonus payout is equal to 60% of his base salary, calculated as follows:

Base Salary x 50% x 80% x 1.5 = Annual Bonus Payout is 60% of Base Salary

We believe that although the “Correct” level of performance is obtainable, these are “stretch” goals and require our executives to perform exceptionally in order to achieve these objectives. The “Worthy” level of performance is aspirational.

The Compensation Committee retains the discretion to adjust any awards determined by the formulas described above to ensure that the final awards are consistent with those made to other officers. Individual performance is considered in determining final awards for all annual incentive plan participants. For the CEO, the Compensation Committee makes the recommendation for the annual bonus award to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonus awards to the

Compensation Committee for approval. In 2006, because the NEOs did not achieve some of their performance goals, bonus pay-outs for the year were significantly below target levels and declined from 2005 as follows:

Name	2005 Bonus	2006 Bonus

James J. McGonigle	$540,000	$—
Thomas L. Monahan III	425,000	275,000
Michael A. Archer	490,000	60,000
Derek C.M. van Bever	80,000	60,000
Timothy R. Yost	175,000	80,000

Equity Compensation

The use of equity compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment through the use of share-based compensation which, in 2006, included the use of SARs and RSUs.

A SAR is the right to receive, upon exercise of the SAR, the excess of the fair market value of the number of shares subject to the SAR on the date of exercise over the exercise price of a related SAR. A SAR provides value to employees only with an increase in stock price.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. The fair value of a RSU is determined by multiplying the number of RSUs by the price of our stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of our stock fluctuates, so does the fair value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price. RSUs also provide for more stable value than SARs; RSUs provide value to employees with both increases and decreases in our stock price. Because RSUs deliver more actual economic value to recipients, we are granting fewer RSUs than the number of stock options/SARs we granted in prior years.

The size and relative mix between SARs and RSUs of an annual share-based compensation award granted to an employee is determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals. Grant guidelines for each form of share-based compensation (SARs and RSUs) were established in the first quarter of 2006. The Compensation Committee expects to review these guidelines annually. For the existing NEOs and other non-NEO executives, the ratio of SARs to RSUs of an annual share-based incentive award generally is one SAR for every .25 RSU granted. For all new executives, the initial and second share-based compensation awards are generally comprised solely of SARs. After two years, the relative mix of share-based incentive compensation will generally follow the guidelines for executives with a longer tenure.

Prior to 2006, we awarded stock options to our executives. Generally, all of our equity-based awards (stock options, SARs and RSUs) vest 25% per year beginning one year from the date of grant. We believe that the combination of SARs and RSUs is a powerful compensation tool. The SAR provides the holder with a strong performance-based reward since the value of the SAR depends upon an increase in our stock price from the price on the date of grant. With vesting over four years, the RSU provides the holder with a valuable award that may only be retained by the executive so long as the executive’s employment with the Company continues. In deciding to substitute RSUs for stock options or SARs in 2006, the Compensation Committee also took into account the additional expense associated with stock options beginning in 2006 with our adoption of FAS 123(R).

The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee to ensure appropriate alignment with the interests of our stockholders. For existing NEO’s and other non-NEO executives, SARs and RSUs each represent about 50% of long-term incentive value.

SAR and RSU awards are granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as potential to contribute further over time, is considered when determining eligibility to participate in annual grants. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Compensation Committee, which has final approval authority for these recommendations.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Compensation Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual versus long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Grants of Equity-Based Awards

Equity-based awards are granted in March each year, following the regularly-scheduled Compensation Committee meeting in late February. Grants are determined during the same meeting at which the Compensation Committee determines all elements of the NEOs compensation for the year. This meeting date follows the issuance of the release reporting our earnings for the previous year. The Compensation Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a sub-committee of the Compensation Committee; grants are awarded on the first day of employment or upon the effective date of the promotion. All grants to NEOs are made by the Compensation Committee itself and not pursuant to delegated authority.

All equity-based awards made to our NEOs, or any of our other employees or directors, are currently made pursuant to our 2004 Stock Incentive Plan. All awards under our equity compensation plans are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. Fair market value is determined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan, or practice of awarding stock options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

Allocation between cash and non-cash compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between cash and non-cash compensation is an outcome of our targeted competitiveness for individual program elements, including salary, annual incentive compensation and long-term incentive grants, as well as our policy governing the allocations of RSUs versus SARs, as described above.

We do not target a specific allocation between cash and non-cash compensation by position. In 2006, the allocation breakdown for the five NEOs is as follows (based on the valuation methodology used and described in the Summary Compensation Table):

•	The CEO received 31% of total compensation in the form of cash compensation and the remaining 69% in non-cash compensation.

•	The NEOs received 19% to 54% of total compensation in the form of cash compensation and the remaining 81% to 46% in non-cash compensation.

The mix of compensation ultimately realized by the executives is determined by a combination of individual and Company-wide performance over time.

Allocation between annual and long-term compensation

The allocation between annual and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause it to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. As a growth company, we build compelling three-and five-year wealth creation runs for all levels of the executive ranks, and ensure that the most leveraged talent in our model, including members of senior management and those with other specialized skills, are paid accordingly.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation.

Factors that trigger increases or decreases in compensation

There are several factors that we evaluate to determine increases or decreases in compensation. These include promotions, performance-based increases to salary, market compensation trend changes, and internal considerations such as changes in the executive’s responsibilities.

Impact of accounting and tax issues on executive compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs.

Additionally, we have addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”). The 2004 Stock Incentive Plan has been approved by stockholders; as a result, we believe that certain awards under this plan (stock options and SARs) are qualified for a performance-based deduction and are not subject to Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible.

Equity Participation

Our equity participation programs are designed to align executives’ financial interests with increasing stockholder value. Each equity program creates a direct linkage between executive wealth creation and stockholder gains. However, we do not currently have a formal policy regarding equity or other security ownership requirements for officers. Each member of our Board, however, must beneficially own at least 1,000 shares of our common stock. New directors have two years from the date they are first elected to the Board to be in compliance with this stock ownership requirement.

The Annual Compensation Process

In conducting its annual compensation review in late February, the Compensation Committee considers quantitative and qualitative performance results, our overall need to attract, retain and motivate the executive team, and the total cost of compensation programs. The Compensation Committee reviews performance results presented by management in determining annual bonus awards for the prior year and in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2006, the Compensation Committee used management to assist in the compensation review process as follows:

•	Develop performance measures: Management identifies appropriate performance measures and recommends performance targets that are used to determine annual and long-term awards.

•	Compile benchmark data: Management participates in compensation surveys through reputable third party firms which are used to gather data on base salary, annual cash bonus amounts and long-term incentive awards.

•	Develop compensation recommendations: Based on Company and individual performance data, the CEO and CHRO prepare recommendations regarding the NEOs (other than the CEO and Chairman positions) and present these recommendations to the Compensation Committee.

Additionally, the Committee has the authority under its charter to engage the services of outside advisors to assist in carrying out its duties. Under this authority, in 2005 the Committee engaged the services of an independent compensation consultant to benchmark all aspects of compensation for the Chairman. With the approval of the Committee, we engaged Watson Wyatt to prepare benchmarking and competitive data with respect to 2006 compensation. The Committee utilized this information in connection with establishing NEO compensation at its February 2007 meeting and expects to update and utilize this information in future years.

Other Benefits

The NEOs participate in the same company-wide benefit plans designed for all of our full-time U.S. employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans

The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In 2006, we provided a discretionary contribution equal to 25% of an employee’s contribution up to a maximum of 4% of base salary. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we have increased this discretionary contribution for 2007 and beyond to 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Employees and directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees and retainers; and up to 100% of any RSUs awarded. In addition, we may make up any 401(k) match that is not credited to the participant’s 401(k) account due to participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based on individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2006.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the NEOs was less than $10,000 in 2006.

The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including the NEOs, may purchase higher levels of coverage.

In addition, under Mr. Monahan’s employment agreement, we agreed to reimburse him for reasonable legal fees and expenses he incurred in negotiating the terms of his employment. In 2006, we reimbursed Mr. Monahan $23,000 for legal fees and expenses he incurred to negotiate the terms of his employment agreement.

We believe that providing these limited perquisites is appropriate. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Employment Agreements with the Chairman, the CEO and the President-Marketing and International

We have entered into employment agreements with our Chairman, CEO, and President-Marketing and International, which are described in more detail under the headings “Potential Payments upon Termination of Employment or a Change in Control” in this Proxy Statement. The employment agreement with our Chairman outlines the terms of his transition from Executive Chairman to Non-Executive Chairman of the Board and his service as a part-time, non-executive employee of the Company. In order to retain Mr. McGonigle and further align his interests with the interests of stockholders, on January 1, 2007, Mr. McGonigle received an award of 11,250 SARs with an exercise price set at the market price of our common stock on such date and an award of 11,250 RSUs. These equity awards will become exercisable and vest on March 31, 2009, but will be forfeited if Mr. McGonigle’s part-time employment is terminated for cause or if he voluntarily terminates his employment before such date.

The employment agreements with our CEO and our President-Marketing and International set forth the material terms of their employment relationships and also provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason.” In return for these post-termination arrangements, each executive covenants not to compete or solicit our employees for two years. Severance is stopped if the executive violates these covenants during the period. We believe that these agreements are fair to the executives and to our stockholders because they provide relatively modest financial protection to our executives in exchange for the restrictive covenants which protect the Company. Further, because the financial coverage is negotiated in advance, it facilitates our Board’s ability to terminate executives for performance reasons without the need for prolonged negotiation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement.

COMPENSATION COMMITTEE MEMBERS

David W. Kenny, Chairperson
Robert C. Hall
Daniel O. Leemon

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation earned by or awarded to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and the three most highly-compensated other executive officers in 2006 (the “NEOs”):

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Stock Awards(1)	Awards(2)	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

James J. McGonigle,	2006	480,000	71,085	1,944,035	—	2,488	2,497,608
Executive Chairman of the Board of Directors
Thomas L. Monahan III,	2006	550,000	272,493	1,572,756	275,000	29,189	2,699,438
Chief Executive Officer (PEO)
Michael A. Archer,	2006	436,667	118,475	1,322,536	60,000	2,238	1,939,916
President, Marketing and International
Derek C.M. van Bever,	2006	430,000	—	415,908	60,000	288	906,196
Chief Research Officer
Timothy R. Yost, Chief	2006	375,000	82,933	896,145	80,000	2,488	1,436,566
Financial Officer (PFO)

(1)	Amounts reflect the compensation cost for RSUs recognized in 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in 2006, excluding assumptions for forfeitures. There were no stock awards prior to 2006. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2006.

(2)	Amounts reflect the compensation cost for SARs and stock options recognized in 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to 2006, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2006.

(3)	Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs were less than $10,000, except for Mr. Monahan, who was reimbursed for legal fees incurred to negotiate his employment agreement and parking.

Employment Agreements.  Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of employment agreements between the Company and the following NEOs.

James J. McGonigle.  The Company is party to an employment agreement with Mr. McGonigle dated July 25, 2006, pursuant to which Mr. McGonigle served as Executive Chairman of the Board through December 31, 2006. Pursuant to the employment agreement, effective January 1, 2007, Mr. McGonigle’s employment as an executive and full-time employee of the Company ceased and Mr. McGonigle commenced service as a part-time non-executive employee of the Company and Non-Executive Chairman of the Board. Under the employment agreement, Mr. McGonigle was entitled to an annual salary of $480,000 for 2006. Commencing January 1, 2007, Mr. McGonigle will be entitled to compensation for his part-time employment at a rate of $350,000 per year. In addition, Mr. McGonigle will be entitled to participate in all benefit plans generally made available to part-time employees of the Company. Under the employment agreement, equity awards held by Mr. McGonigle prior to January 1, 2007 will continue to be subject to their existing terms and Mr. McGonigle’s transition from full-time to part-time employment will not be considered a termination of employment for purposes of those equity awards. Pursuant to his employment agreement, on January 1, 2007, Mr. McGonigle was granted a stock appreciation right with respect to 11,250 shares of the Company’s common stock with an exercise price set at the market price of the Company’s common stock and a RSU award covering 11,250 shares of the Company’s common stock. These awards vest in full on March 31, 2009.

Thomas L. Monahan III.  The Company is party to an employment agreement with Mr. Monahan effective January 1, 2006, pursuant to which Mr. Monahan serves as the Company’s Chief Executive Officer. Under the employment agreement, Mr. Monahan is entitled to an annual salary of at least $550,000, which may be increased from time to time. The employment agreement provides that Mr. Monahan’s target annual bonus each year will be at least 110% of his base salary. Mr. Monahan is also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such equity-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

Michael A. Archer.  The Company is party to an employment agreement with Mr. Archer dated March 20, 2002, pursuant to which Mr. Archer serves as the Company’s President, Marketing and International. Under the employment agreement, Mr. Archer is entitled to an annual salary of at least $300,000, which may be increased from time to time. The employment agreement provides that Mr. Archer’s target annual bonus each year will be $300,000. Mr. Archer is also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such equity-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

Grants of Plan-Based Awards in 2006

The following table sets forth information regarding grants of stock options, SARs and RSUs to the NEOs in 2006.

					All Other
				All Other	Option		Grant Date
		Estimated Possible		Stock	Awards:		Fair Value
		Payouts Under		Awards:	Number of	Exercise or	of Stock and
		Non-Equity Incentive		Number of	Securities	Base Price	Option
		Plan Awards(1)		Shares of	Underlying	of Option	Awards
	Grant	Target	Maximum	Stock or	Options	Awards	($)
Name	Date	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	(4)

James J. McGonigle(1)
RSU grant	3/14/2006	—	—	3,750	—	—	355,425
SAR grant	3/14/2006	—	—	—	15,000	97.56	392,850
Thomas L. Monahan III
Cash bonus		605,000	715,000	—	—	—	—
RSU grant	3/14/2006	—	—	14,375	—	—	1,362,463
SAR grant	3/14/2006	—	—	—	57,500	97.56	1,505,925
Michael A. Archer
Cash bonus		606,967	790,367	—	—	—	—
RSU grant	3/14/2006	—	—	6,250	—	—	592,375
SAR grant	3/14/2006	—	—	—	25,000	97.56	654,750
Derek C.M. van Bever
Cash bonus		215,000	258,000	—	—	—	—
Timothy R. Yost
Cash bonus		187,500	225,000	—	—	—	—
RSU grant	3/14/2006	—	—	4,375	—	—	414,663
SAR grant	3/14/2006	—	—	—	17,500	97.56	458,325

(1)	Amounts set forth in these columns represent the annual cash incentive compensation amounts that potentially could have been earned in 2006 based upon the achievement of performance goals as previously described in “Non-Equity Incentive Compensation.” The amounts of annual cash incentive compensation earned in 2006 by our NEOs have been determined and were paid in April 2007. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table. Mr. McGonigle was not eligible to participate in the non-equity incentive plan.

(2)	Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(3)	Option awards consist of SARs that vest 25% per year beginning one year after the grant date.

(4)	The dollar values of stock and option awards disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R), excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information regarding the number of shares of unexercised stock options and SARs and the number of shares and the value of unvested RSUs held by the NEOs at December 31, 2006.

		Option Awards				Stock Awards
		Number of					Market Value
		Securities	Number of			Number of	of Shares
		Underlying	Securities			Shares or Units	or Units of
		Unexercised	Underlying	Option		of Stock	Stock That
		Options	Unexercised Options	Exercise	Option	That Have	Have Not
		(#)	(#)	Price	Expiration	Not Vested	Vested(1)
Name		Exercisable	Unexercisable	($)	Date	(#)	($)

James J. McGonigle	(2)		50,000	32.30	3/11/13
	(3)		75,000	45.10	3/16/11
	(4)	12,500	37,500	64.88	3/11/12
	(5)		15,000	97.56	3/14/13
	(6)					3,750	328,875
Thomas L. Monahan III	(2)	37,500	12,500	32.30	3/11/13
	(3)	32,500	32,500	45.10	3/16/11
	(4)	37,500	112,500	64.88	3/11/12
	(5)		57,500	97.56	3/14/13
	(6)					14,375	1,260,688
Michael A. Archer		22,046	—	33.85	3/20/12
	(2)		37,500	32.30	3/11/13
	(3)		27,500	45.10	3/16/11
	(4)		37,500	64.88	3/11/12
	(5)		25,000	97.56	3/14/13
	(6)					6,250	548,125
Derek C.M. van Bever		3,085	—	32.41	3/7/12
	(2)		12,500	32.30	3/11/13
	(3)		12,500	45.10	3/16/11
	(4)	2,500	7,500	64.88	3/11/12
Timothy R. Yost		3,468		28.83	7/26/12
		9,032		28.83	7/26/12
	(2)		12,500	32.30	3/11/13
	(3)		32,500	45.10	3/16/11
	(4)		30,000	64.88	3/11/12
	(5)		17,500	97.56	3/14/13
	(6)					4,375	383,688

(1)	Based on the closing market price of $87.70 on December 31, 2006.

(2)	Unexercisable stock options vest on March 11, 2007.

(3)	Unexercisable stock options vest in equal increments on March 16, 2007 and 2008.

(4)	Unexercisable stock options vest in equal increments on March 11, 2007, 2008 and 2009.

(5)	Unexercisable SARs vest in equal increments on March 14, 2007, 2008, 2009 and 2010.

(6)	Unexercisable RSUs vest in equal increments on April 14, 2007 and March 14, 2008, 2009 and 2010.

Option Exercises and Stock Vested in 2006

The following table sets forth information regarding the number and value of stock options exercised and stock vested for each NEO in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

James J. McGonigle	596,775	37,223,220	—	—
Thomas L. Monahan III	141,775	9,261,305	—	—
Michael A. Archer	105,454	5,965,745	—	—
Derek C.M. van Bever	36,390	2,257,492	—	—
Timothy R. Yost	86,251	4,839,851	—	—

No RSUs vested in 2006.

Nonqualified Deferred Compensation in 2006

Effective July 1, 2005, the Company implemented a Deferred Compensation Plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participants account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets utilized by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2006. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees.

The following table sets forth information regarding executive contributions, earnings and account balances for NEOs participating in the Plan in 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance
	Last FY(1)	in Last FY	in Last FY(2)	Distributions	at Last FYE(3)
Name	($)	($)	($)	($)	($)

James J. McGonigle	528,693	—	59,029	—	587,722
Thomas L. Monahan III	212,500	—	21,960	—	234,460
Michael A. Archer	215,833	—	20,898	—	236,731
Derek C.M. van Bever	480,720	—	69,950	—	762,425
Timothy R. Yost	246,173	—	31,504	—	312,914

(1)	Amounts have been reported as compensation in the 2006 Summary Compensation Table except for $78,325 of Mr. Van Bever’s and $171,173 of Mr. Yost’s contributions representing deferral of their 2005 bonus paid in 2006.

(2)	Amounts have not been reported as compensation in the 2006 Summary Compensation Table as the earnings do not represent preferential or above-market earnings.

(3)	The aggregate amount of executive contributions under the plan by Mr. Van Bever is $687,777 and by Mr. Yost is $281,173. Mr. McGonigle, Mr. Monahan, and Mr. Archer did not participate in the nonqualified deferred compensation prior to 2006.

Potential Payments upon Termination of Employment or a Change of Control

The Company has entered into employment agreements with Mr. McGonigle, Mr. Monahan and Mr. Archer. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2006 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown in the table below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEO’s employment had terminated and/or a change in control had occurred on December 31, 2006, given the NEO’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

James J. McGonigle Employment Agreement

The employment agreement with Mr. McGonigle provides the following severance benefits in the event Mr. McGonigle’s employment is terminated by the Company “without cause”: (i) a lump sum payment equal to the cash compensation that would otherwise have been paid to him over the remaining term of the agreement and (ii) full vesting acceleration with respect to all stock-based awards held by him as of the date of termination. In addition, if within one year following a “change of control” (as defined under the Company’s equity award agreements and described below), Mr. McGonigle’s is terminated for any reason other than cause or voluntary resignation,

Mr. McGonigle will be entitled to full vesting acceleration with respect to all stock-based awards held by him as of the date of termination.

For purposes of Mr. McGonigle’s employment agreement:

•	the term “cause” means: a material act of fraud, theft or dishonesty against the Company, conviction for any felony, or willful non-performance of material duties not cured within sixty days after notice from the Company, and

•	a termination “without cause” under the employment agreement includes Mr. McGonigle’s resignation following a material uncured breach of the employment agreement by the Company.

The receipt of benefits following termination under Mr. McGonigle’s employment agreement is contingent upon him (i) executing and not revoking a general release in favor of the Company, (ii) complying with the perpetual confidentiality covenant contained in the employment agreement and (iii) refraining from engaging in any direct or indirect competition with the Company or soliciting Company employees for a period of two years following his termination of employment.

Thomas L. Monahan III Employment Agreement

The employment agreement with Mr. Monahan provides the following severance benefits in the event Mr. Monahan’s employment is terminated by the Company without “cause” or by Mr. Monahan for “good reason”: (i) a lump sum payment equal to two times Mr. Monahan’s then current annual base salary, (ii) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination, (iii) full vesting acceleration with respect to all stock-based awards and deferred compensation held by him as of the date of termination (provided that such vesting acceleration for RSUs and deferred compensation shall be limited to those awards that would have vested within twelve months following termination if Mr. Monahan resigns for “good reason”) and (iv) continued health, life and disability insurance benefits (at the same cost to him as is charged to active employees) for a period of two years following Mr. Monahan’s termination of employment. In addition, the employment agreement with Mr. Monahan provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement for the excise taxes. The employment agreement with Mr. Monahan also provides the following benefits in the event that Mr. Monahan’s employment is terminated by reason of his death or disability: (i) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination and (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination.

For purposes of Mr. Monahan’s employment agreement:

•	the term “cause” means: a material act of fraud, theft or dishonesty against the Company, conviction for any felony, or willful non-performance of material duties not cured within sixty days after notice from the Company,

•	the term “good reason” means: a material reduction in Mr. Monahan’s responsibility and authority, a reduction in base salary or target annual incentive bonus opportunity, a requirement to relocate more than thirty-five miles, termination as Chief Executive Officer or a material breach of the employment agreement by the Company, and any resignation by Mr. Monahan within one year following a “change of control” will be considered a resignation for “good reason” for purposes of the severance provisions in the employment agreement, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Michael A. Archer Employment Agreement

The employment agreement with Mr. Archer provides the following severance benefits in the event Mr. Archer’s employment is terminated by the Company without “cause” or by Mr. Archer for “good reason”: (i) a lump sum payment equal to Mr. Archer’s then current annual base salary plus $100,000 and (ii) for a period of one year following Mr. Archer’s termination of employment, the Company will pay the cost of any COBRA continuation coverage to the same extent the Company pays for such benefits for active employees. Mr. Archer’s employment agreement does not provide for any additional payments or benefits upon a termination of employment by the Company for any other reason.

For purposes of Mr. Archer’s employment agreement:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•	the term “good reason” means: a material adverse change to Mr. Archer’s employment responsibilities or authority, a reduction in his base salary, a material reduction in his annual performance bonus potential under this employment agreement, together with a material decrease in his total annual compensation potential, a relocation of his place of employment to a location that is more than thirty-five miles from the location of the Company’s current headquarters, or the Company’s material breach of the employment agreement.

A non-competition agreement between the Company and Mr. Archer provides that Mr. Archer may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns other than for good reason or is terminated by the Company for cause. In addition, if Mr. Archer’s employment is terminated by the Company without cause or Mr. Archer resigns for good reason, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 100% of his annual base salary at the time of termination plus $100,000 for each additional one-year period. Mr. Archer also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Stock Option, Stock Appreciation Right and Restricted Stock Unit Awards

In addition to severance and other benefits described above, each of the NEOs hold outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards. These standard terms and conditions each provide for full vesting acceleration in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation.

For purposes of the standard terms and conditions:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

Potential Payments Upon Termination or Change of Control

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment had terminated on December 31, 2006, and that a change of control of the Company also occurred on that date.

	Before Change of Control			After Change of Control
				Termination other
		Termination		than for Cause or
		Without	Termination For	Voluntary
Name/Benefit	Death/Disability	Cause	Good Reason	Resignation

James J. McGonigle
Termination payment	$—	$787,500	$—	$787,500
Vesting of stock options and SARs(1)	—	6,820,750	—	6,820,750
Vesting of RSUs(2)	—	328,875	—	328,875
Thomas L. Monahan III
Termination payment	$—	$1,100,000	$1,100,000	$1,100,000
Vesting of stock options and SARs(1)	4,644,250	4,644,250	4,644,250	4,644,250
Vesting of RSUs(2)	1,260,688	1,260,688	315,172	1,260,688
Health and welfare benefits	—	26,140	26,140	26,140
Excise tax and gross-up payment(3)	N/A	N/A	N/A	—
Michael A. Archer
Termination payment	$—	$540,000	$540,000	$540,000
Vesting of stock options and SARs(1)	—	—	—	4,104,750
Vesting of RSUs(2)	—	—	—	548,125
Health and welfare benefits	—	15,000	—	15,000
Derek C.M. van Bever
Vesting of stock options and SARs(1)	$—	$—	$—	$1,396,150
Vesting of RSUs(2)	—	—	—	—
Timothy R. Yost
Vesting of stock options and SARs(1)	$—	$—	$—	$2,761,557
Vesting of RSUs(2)	—	—	—	383,688

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 29, 2006 ($87.70) and are based upon the difference between $87.70 and the exercise price of the stock options held by the NEO.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 29, 2006 ($87.70).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2001 through 2005. In addition, Mr. Monahan was assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 43.5%.

Other Matters

Stockholder Proposals

Under SEC rules, any stockholder who intends to present a proposal at the Company’s next Annual Meeting of Stockholders must submit the proposal to the Company at our principal executive offices. The proposal must be received no later than January 2, 2008 and must satisfy the other requirements of SEC Rule 14a-8 in order to be considered for inclusion in our Proxy Statement and proxy for that meeting. Our bylaws provide that any stockholder who wishes to bring a proposal before the Company’s next Annual Meeting of Stockholders, but does not wish to include it in the Company’s proxy materials under SEC Rule 14a-8, or wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or nomination to the Company’s Secretary at our principal executive offices on or after January 22, 2008, and before March 17, 2008. However, if the date of the Company’s next Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than the result of adjournment) by more than 30 days from the anniversary of the previous year’s Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Meeting date is publicly announced. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 202-777-5455 or by submitting a written request to Timothy R. Yost, Chief Financial Officer and Assistant Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

APPENDIX A

THE CORPORATE EXECUTIVE BOARD COMPANY
2004 STOCK INCENTIVE PLAN
(as amended)

1.	Purpose

The purpose of The Corporate Executive Board Company 2004 Stock Incentive Plan (the “Plan”) is to advance the interests of The Corporate Executive Board Company (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Section 5(d) and Section 5(e), non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1999 Stock Option Plan, 2001 Stock Option Plan and 2002 Non-Executive Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board of Directors” or “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(f) “Common Stock” means the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(g) “Company” means The Corporate Executive Board Company, a Delaware corporation.

(h) “Deferred Stock Unit” or “DSU” means an Award granted pursuant to Section 9 representing the unfunded and unsecured right to receive Common Stock or cash or a combination thereof, as determined by the Administrator, at the end of a specified deferral period.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j) “Incentive Stock Option” or “ISO” means a stock option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board of Directors and who is not an employee of the Company or any Subsidiary.

(l) “Option” means an ISO and/or a NQSO granted pursuant to Section 6 of the Plan.

(m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(o) “Plan” means The Corporate Executive Board Company 2004 Stock Incentive Plan as set forth herein and as amended from time to time.

(p) “Prior Plans” mean The Corporate Executive Board Company 1999 Stock Option Plan, The Corporate Executive Board Company 2001 Stock Option Plan and The Corporate Executive Board Company 2002 Non-Executive Stock Incentive Plan.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(r) “Restricted Stock” means shares of Common Stock granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which shares of Common Stock may be issued in the future.

(t) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, shall mean, with respect to Participants other than Nonemployee Directors, retirement from active employment with the Company and its Subsidiaries (i) at or after age 55 and with the approval of the Administrator or (ii) at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(u) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or shares of Common Stock or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w) “Termination of employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Non-employee Director or service provider, ceasing to serve as such for the Company, except that (i) subject to Section 6(c), an approved leave of absence or approved employment on a less than full-time basis may constitute employment as determined by the Administrator, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “termination of employment,” (iii) service as a member of the Board of Directors shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board of Directors. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(x) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an ISO, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.	Eligibility

Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Nonemployee Director shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, to the extent provided by Section 5(d), any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as ISOs may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board of Directors of the Company as of June 11, 2004, and originally became effective (the “Effective Date”) when it was approved by the Company’s stockholders on July 28, 2004. The first amendment and restatement of the Plan was adopted by the Board of Directors of the Company as of July 18, 2005, which became effective when it is approved by the Company’s stockholders on August 18, 2005. Subsequent amendments and restatements of the Plan were adopted by the Board of Directors of the Company on December 22, 2006 and February 21, 2007. The Plan was further amended and restated by the Board of Directors of the Company, effective upon approval by the Company’s stockholders at the Company’s 2007 Annual Meeting. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of shares of Common Stock issuable pursuant to all Awards shall not exceed 6,300,000, plus any shares subject to outstanding awards under the Prior Plans as of June 11, 2004 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 9,400,000 shares. Any shares of Common Stock granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted. Any shares of Common Stock granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one-half (2.5) shares for every one (1) share granted. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award and shall not include shares subject to Awards that have been canceled, expired or forfeited. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under Awards if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right or Stock Option and that were not issued upon the net settlement or net exercise of such Stock Appreciation Right or Stock Option, or (ii) shares delivered to or retained by the Company to pay the exercise price or withholding taxes related to an Award.

(c) Tax Code Limits.  The aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, and the aggregate number of shares of Common Stock issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Participant shall not exceed 200,000, which numbers shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m). The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of ISOs granted under this Plan shall not exceed 4,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an ISO under Code Section 422. The maximum amount payable pursuant to that portion of an Incentive Bonus granted under this Plan for any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed four million dollars ($4,000,000).

(d) Awards to Service Providers.  The aggregate number of shares of Common Stock issued under this Plan pursuant to all Awards granted to service providers shall not exceed 100,000.

(e) Director Awards.  The aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of shares of Common Stock issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 12,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to Option hereunder until said shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The purchase price under each Option shall be established by the Administrator, provided that in no event will the purchase price be less than the market price of the Common Stock on the date of grant, except for Options that the Participant pays for or as to which the Participant foregoes other compensation equal in value to the amount of such discount. The purchase price of any Option may be paid in Common Stock, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option, the delivery of previously owned Common Stock and withholding of Common Stock deliverable upon exercise.

(c) No Repricing.  Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Duration and Exercise or Termination of Option.  The Administrator shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator, provided that in no event shall any Option become exercisable sooner than one (1) year after the date of grant except in the event of the Participant’s death, Total and Permanent Disablement or, Retirement or, a change of control (as defined in the applicable Award Agreement). Unless the Administrator provides otherwise Options shall become exercisable 25 percent per year beginning one (1) year after the date of the grant. Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. Each Option shall expire within a period of not more than seven (7) years from the date of grant.

(e) Termination of Employment:  Unless an Option earlier expires upon the expiration date established pursuant to Section 6(d), upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.  Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board of Directors, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months next succeeding the date of death. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months next succeeding the date of death shall terminate as of the end of such twelve (12) month period.

If a Participant should die within thirty (30) days of his or her termination of employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months succeeding the date of termination, but only to the extent of the number of shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.  Upon termination of employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable for a period of twelve (12) months after termination. Any and all Options that are not exercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period.

(3) Retirement.  Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable for a period of twelve (12) months after Retirement. The number of shares with respect to which the Options shall be exercisable shall equal the total number of shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are unexercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period.

(4) Other Reasons.  Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1), (e)(2) and (e)(3) or as described in Section 15, (A) any Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date, and (B) any Option that is exercisable as of such termination date shall expire the earlier of (i) ninety (90) days following such date or (ii) the expiration date of such Option.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (iii) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, and (iv) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

(g) Other Terms and Conditions:  Options may also contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Administrator shall deem appropriate.

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Section 6, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in shares of Common Stock, cash or combination thereof, as determined by the Administrator. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of a Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Administrator. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of shares of Common Stock or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of shares or units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares or units as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the shares or units and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Shares of Common Stock issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Sales Price.  Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which Awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable under Restricted Stock Unit Awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market price of such shares at the date of grant.

(d) Vesting.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of shares of Restricted Stock and under Restricted Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Restricted Stock Unit Awards that is based on performance criteria and level of achievement versus such criteria be subject to a performance period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of a Restricted Stock or Stock Unit Award over a period of less than three years from the date the Award is made, in each case except in the event of death, Total and Permanent Disablement or Retirement or a change of control (as defined in the applicable Award Agreement). as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Restricted Stock or Restricted Stock Unit is granted.

(e) Discretionary Adjustments and Limits.  Subject to the limits imposed under Code Section 162(m) for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Administrator. Any such dividends or distributions will be subject to the same restrictions on transferability as the

Restricted Stock with respect to which they were distributed. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.	Deferred Stock Units

The Administrator may establish rules for the deferred delivery of Common Stock upon exercise of an Option or Stock Appreciation Right and upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus or of any other compensation arrangement maintained by the Company or a Subsidiary, in each case with the deferral evidenced by use of “Stock Units” equal in number to the number of shares of Common Stock whose delivery is so deferred or to the value of the amount being so deferred. A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Unless the Administrator specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock, cash or a combination thereof, as determined by the Administrator. The amount of Common Stock, or other settlement medium, to be so distributed may be increased by dividend equivalents. Unless determined otherwise by the Administrator, during the deferral period a Participant will not have any rights as a stockholder of the Company, including, without limitation, voting rights and the right to receive dividends or distributions. Until a Stock Unit is so settled, the number of shares of Common Stock represented by a Stock Unit shall be subject to adjustment pursuant to Section 12. Any Stock Units that are settled after the holder’s death shall be distributed to the holder’s designated beneficiary(ies) or, if none was designated, the holder’s estate.

10.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.  Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(d) Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in shares of Common Stock, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the shares of Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

12.	Adjustment of and Changes in the Stock

In the event that the number of shares of Common Stock of the Company shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise in an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then each share of Common Stock of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 5 of this Plan, shall be proportionately adjusted by the Administrator to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award also shall be equitably adjusted by the Administrator as to price, number of shares of Common Stock subject to such Award and other terms to reflect the foregoing events.

In the event there shall be any other change in the number or kind of outstanding shares of Common Stock of the Company, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Administrator shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as ISOs shall comply with the requirements, provisions and restrictions of the Code.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.  The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify a percentage of an Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) contract value, or (xxii) client renewal rate. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

14.	Transferability

Unless the Administrator specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or Board of Directors may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive shares of Common Stock in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “act of misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested shares of Common Stock previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Stock Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of shares issued under an ISO, the vesting of or settlement of deferred units under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares until such obligations are satisfied. The Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering shares previously acquired.

18.	Administration of the Plan

(a) Administrator of the Plan.  The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board of Directors or, in the absence of a Compensation Committee, the Board of Directors itself. Any power of the Administrator may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Code Section 162(m). To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself or any Nonemployee Director as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.  Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the exercise or purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a Change of Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to establish the terms of adjustments pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.  In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ National Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company or any Subsidiary. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the District of Columbia, Commonwealth of Virginia or State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates, accordingly, subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

THE CORPORATE EXECUTIVE BOARD COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 14, 2007
     The undersigned hereby appoints Thomas L. Monahan III and Timothy R. Yost, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company, which will be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, on June 14, 2007, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2 AND PROPOSAL NUMBER 3.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NUMBER 2 AND PROPOSAL NUMBER 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).
     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
THE CORPORATE EXECUTIVE BOARD COMPANY
June 14, 2007
☑ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

			FOR	WITHHOLD
			All nominees listed	Authority
			(except as indicated	to vote for all
			to the contrary)	nominees listed
1.	Election of Directors		☐
	Nominees:	James J. McGonigle	☐	☐
		Robert C. Hall	☐	☐
		Nancy J. Karch	☐	☐
		David W. Kenny	☐	☐
		Daniel O. Leemon	☐	☐
		Thomas L. Monahan III	☐	☐
(Instructions: To withhold authority to vote for any named nominee(s), strike a line through the nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	To approve the Company's 2004 Stock Incentive Plan as proposed to be amended.	☐	☐	☐

3.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2007.	☐	☐	☐
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated:	, 2007.

Signature (if held jointly)	Dated:	, 2007.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.